Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                        MEDIA CONTACTS:
August 7, 2008                                                                                 Robin B. Nicol
     Verizon Wireless
    908.559.7515
    Robin.Nicol@verizonwireless.com

VERIZON WIRELESS COMPLETES PURCHASE
OF RURAL CELLULAR

Acquisition Will Expand Nation’s Most Reliable Wireless Network
to Many Rural Markets

BASKING RIDGE, N.J. –Verizon Wireless, a joint venture of Verizon Communications (NYSE: VZ) and Vodafone (NYSE and LSE: VOD), announced today it has completed its purchase of Rural Cellular Corporation, doing business as Unicel, for $2.66 billion in cash and assumed debt.

The acquisition will expand Verizon Wireless’ network coverage to many rural markets around the country and increases the company’s customers by more than 625,000.

The purchase will increase Verizon Wireless’ licensed coverage area by 4.7 million people, and will add licenses covering markets in Maine, New Hampshire, Massachusetts, Alabama, Mississippi, Minnesota, North Dakota, South Dakota, Wisconsin, Idaho, Washington and Oregon.

Market Integration

Verizon Wireless will begin today to serve customers in Rural Cellular markets that will be merged with Verizon Wireless’ operations.  The company will continue to use the Unicel brand for the next several months, as it works to integrate networks, and deploy CDMA technology and high-speed wireless broadband service.  Verizon Wireless will maintain Rural Cellular’s existing GSM networks to continue serving the roaming needs of other GSM carriers’ customers.

    Customers in markets to be integrated will receive a letter in the next few weeks informing them about the recently completed purchase.  Also, before the network conversion in an area is complete, customers will receive a letter from Verizon Wireless explaining their service transition.  Customers who will require a new handset due to network enhancements will receive information about handset options, which will include a variety of free and low-cost devices.  Customers do not need to take any action at this time.

    Virtually all Rural Cellular employees have received employment offers and have accepted them.  During the network conversion period, nearly every Unicel-branded store will remain open to serve customers.  Unicel will be re-branded as Verizon Wireless in phases when customers are transitioned to the Verizon Wireless network and billing conversions are completed, beginning early in 2009 and continuing through mid-year.

Divestiture Markets

The completion of the Rural Cellular purchase required approvals by the Department of Justice (DOJ) and the Federal Communications Commission (FCC).  As a result of the approval process, Verizon Wireless has placed Rural Cellular licenses and assets in Vermont, New York and parts of Washington in a management trust.  The trust will continue to operate the markets under the Unicel brand until they are sold to a buyer, and these markets will not be integrated with Verizon Wireless operations.

In addition, it is expected that Rural Cellular’s markets in southern Minnesota and western Kansas will be divested as a result of the regulatory approval process for Verizon Wireless’ proposed purchase of Alltel Corporation.  Consequently, those markets also will continue to be served under the Unicel brand, and will not be integrated into Verizon Wireless.  Wireless service for Unicel customers in the markets named above -- Vermont, New York, Kansas, and parts of Washington and Minnesota -- will remain unchanged and customers in these markets do not need to take any action at this time.

Financial Information

 Verizon Wireless expects to realize approximately $1 billion in synergies in reduced roaming and operations expenses.

Under the terms of the acquisition, Verizon Wireless paid $45 in cash for each share of  Rural Cellular’s common stock for a total common equity price of  approximately $764 million on a fully diluted basis.

Immediately prior to the closing of the transaction, Rural Cellular called for redemption of all its outstanding long-term notes, with a redemption date of September 5, 2008.  Following the closing of the transaction, Verizon Communications Inc. guaranteed these notes.

Verizon Wireless announced its agreement to acquire Rural Cellular in July 2007, pending regulatory approval.  The FCC approved the transaction earlier this month.

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About Verizon Wireless
Verizon Wireless operates the nation’s most reliable wireless voice and data network, serving 68.7 million customers. Headquartered in Basking Ridge, N.J., with 70,000 employees nationwide, Verizon Wireless is a joint venture of Verizon Communications (NYSE: VZ) and Vodafone (NYSE and LSE: VOD).  For more information, go to: www.verizonwireless.com. To preview and request broadcast-quality video footage and high-resolution stills of Verizon Wireless operations, log on to the Verizon Wireless Multimedia Library at www.verizonwireless.com/multimedia.